Exhibit 10.2

SCHEDULE IDENTIFYING MATERIAL DIFFERENCES BETWEEN
EMPLOYMENT AGREEMENTS EFFECTIVE JANUARY 1, 2007
BETWEEN NEOPROBE CORPORATION AND
THE INDIVIDUALS LISTED BELOW

	2007 Base Salary	Amount of Severance	Amount of Severance upon change of control

David C. Bupp	$305,000	$406,250	Greater of: (a) 30 months salary; or (b) $762,500

Brent L. Larson	$170,000	$170,000	$340,000

Carl M. Bosch	$170,000	$170,000	$340,000